Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261872) of Uwharrie Capital Corp of our report dated June 26, 2024, with respect to the financial statements and supplement schedule of Uwharrie Capital Corp Employees 401(k) Retirement Plan in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Wipfli LLP

Wipfli LLP

Atlanta, Georgia

June 26, 2024